SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

[ X ] Filed by the registrant

[   ] Filed by a party other than the registrant


Check the appropriate box:

[   ] Preliminary Proxy Statement

[   ] Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2))

[ X ] Definitive Proxy Statement

[   ] Definitive Additional Materials

[   ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                               Rogers Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

ROGERS CORPORATION
--------------------------------------------------------------------------------

                  TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.





                  Rogers Corporation                                  ROGERS
                  One Technology Drive                                SINCE 1832
                  P.O. Box 188
                  Rogers, CT 06263-0188





Notice of Annual Meeting of Stockholders



                  The Annual Meeting of Stockholders of Rogers Corporation, a Massachusetts corporation, will be held on Thursday, April 22, 1999, at 10:30 A.M. in the Boardroom on the 26th floor of Fleet National Bank, 777 Main Street, Hartford, Connecticut, for the following purposes:

                  1. To fix the number of and to elect a Board of Directors  for the ensuing year.

                  2. To transact such other business as may properly come before the meeting.

                  Stockholders entitled to receive notice of and to vote at the meeting are determined as of the close of business on February 25, 1999, the record date fixed by the Board of Directors for such purpose.

                  You are cordially invited to attend the meeting.



                  By Order of the Board of Directors

                  Robert M. Soffer, Clerk

                  March 17, 1999

Proxy Statement Table of Contents


                  PAGE

                  2     Election of Directors (Proposal 1)

                  3     Stock Ownership of Management

                  4     Beneficial Ownership of More Than Five Percent

                  5     Board of Directors

                  6     Executive Compensation

                  14    Other Arrangements and Payments

                  14    Certain Relationships and Related Transactions

                  15    Miscellaneous Matters




Return of Proxy

     Please complete, date, sign, and return the accompanying proxy card promptly in the enclosed pre-addresseed envelope even if you plan to attend the Annual Meeting. Postage need not be affixed to the enclosed envelope if mailed in the United States. If you attend the Annual Meeeting and vote in person, your proxy will not be used. The immediate return of your proxy will be of great assistance in preparing for the Annual Meeting and is therefore urgently requested.

                  ROGERS CORPORATION



Proxy Statement

                  Rogers Corporation
                  One Technology Drive
                  P.O. Box 188
                  Rogers, CT 06263-0188                               ROGERS
                                                                      SINCE 1832

                  March 17, 1999


                  This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Rogers Corporation for the Annual Meeting of Stockholders to be held on Thursday, April 22, 1999, at 10:30 A.M. in the Boardroom on the 26th floor of Fleet National Bank, 777 Main Street, Hartford, Connecticut.

                  Stockholders of record as of the close of business on February 25, 1999, are entitled to vote at the meeting and any adjournment thereof. As of that date, 7,621,266 shares of Capital Stock, $1 par value per share (the "Capital Stock"), of the Corporation were outstanding. Stockholders are entitled to one vote for each share owned. Execution of a proxy will not in any way affect a stockholder's right to attend the meeting and vote in person. Any stockholder submitting a proxy has the right to revoke it any time before it is exercised by filing with the Clerk of the Corporation a written revocation, by executing a proxy with a later date, or by attending and voting at the meeting.

                  If a properly executed proxy is submitted and no instructions are given, except as provided below, the proxy will be voted: FOR fixing the number of Directors for the ensuing year at nine and the election of the nominees to the Board of Directors shown on the next page under the heading "NOMINEES FOR DIRECTOR" (except for any nominee or nominees as to whom authority is withheld).

                  Abstentions will have the effect of being cast against fixing the number of Directors at nine and will have no effect on the outcome of the vote for the election of Directors even though the stockholder so abstaining may intend a different interpretation. Shares of Capital Stock held of record by brokers who do not return a signed and dated proxy will not be considered present at the meeting, will not be counted towards a quorum and will not be voted in the election of Directors. Shares of Capital Stock held of record by brokers who return a signed and dated proxy but who do not vote on the election of Directors will count towards the quorum, but will count neither for nor against fixing the number of Directors and the election of Directors.

                  No matters other than those set forth in the accompanying Notice of Annual Meeting of Stockholders are expected to be presented at the meeting. Shares represented by all proxies properly executed and received by the Corporation will be voted on matters for which a vote properly may be taken, in accordance with the judgment of the persons named as proxies as to (i) any matter for which the Corporation received notice after February 2, 1999, (ii) any proposals of stockholders properly omitted by the Corporation from this proxy statement, and (iii) matters incident to the conduct of the meeting.

                  This proxy statement and the accompanying proxy are first being mailed to stockholders on or about March 24, 1999.

Proposal 1:
Election of Directors

                  The Directors of the Corporation are elected annually and hold office until the next Annual Meeting of Stockholders and thereafter until their successors have been elected and qualified. The Board of Directors has been advised that each nominee will serve if elected. In the event that any of these nominees should become unavailable for election, proxies will be voted for the election of such other person, or for fixing the number of Directors at a lesser number, as the Board of Directors may recommend. All of the nominees are currently Directors of the Corporation and were elected to their present term of office at the April 1998 Annual Meeting of Stockholders.

NOMINEES FOR DIRECTOR
                           Age/Year
                           First Became
Name                       Director        Principal Occupations During the Past Five Years and Other Directorships
----                       --------        ------------------------------------------------------------------------
Leonard M. Baker           64 / 1994       Vice President Technology, Praxair, Inc.

Harry H. Birkenruth        67 / 1964       Chairman (March 31, 1997 to June 30, 1998) and prior to that
                                           President, Chief Executive Officer, Rogers Corporation; Director, Titan
                                           Motorcycle Co. of America.

Walter  E.  Boomer         60 / 1997       President,   Chief  Executive  Officer,  Rogers  Corporation
                                           (since March 31,  1997);  President,  Babcock & Wilcox Power
                                           Generation  Group and Executive  Vice President of McDermott
                                           International,  Inc.,  the parent  corporation  of Babcock &
                                           Wilcox   (February  1995  to  October  1996),   Senior  Vice
                                           President of McDermott  International,  Inc. (August 1994 to
                                           January 1995) and prior to that a General in the U.S. Marine
                                           Corps from 1986; Director, Baxter International, Inc.

Edward L. Diefenthal      56 / 1998        Vice  Chairman and Chief  Executive  Officer  (since  August
                                           1995),  prior to that  Executive Vice  President,  Director,
                                           Southern Holdings, Inc.

Mildred S. Dresselhaus     68 / 1986       Institute Professor, Massachusetts Institute of Technology

Donald J. Harper           71 / 1986       Retired Chairman and Chief Executive Officer, Insilco Corporation;
                                           Director, Okay Industries, Inc.

Gregory B. Howey           56 / 1994       President, Director, Okay Industries, Inc.

Leonard R. Jaskol          61 / 1992       Retired Chairman, Chief Executive Officer, Director, Lydall, Inc.; Director,
                                           Eastern Enterprises

William E. Mitchell        55 / 1994       President,    Support   Services   Division   of   Solectron
                                           Corporation  and Vice President,  Solectron  Corporation (in
                                           both cases since March 1999); Chairman (May 1997 to February
                                           1999), Chief Executive Officer (June 1996 to February 1999),
                                           President,  Chief Operating  Officer  (September 1995 to May
                                           1996), Director,  Sequel, Inc.; President,  Director,  Chief
                                           Executive  Officer,  Nashua  Corporation  (October  1993  to
                                           August 1995)

                  The Board of Directors recommends a vote FOR fixing the number of Directors for the ensuing year at nine (which requires approval of a majority of the shares of Capital Stock present or represented and entitled to vote at the meeting) and the election of the above named nominees. Such individuals will be elected as Directors upon approval of a plurality of the votes cast at the 1999 Annual Meeting of Stockholders.

Stock Ownership of Management

                  The following table sets forth information regarding beneficial ownership of the Corporation's Capital Stock as of March 1, 1999, by each of the current Directors, the executive officers named in the Summary Compensation Table (the "Named Executive Officers") and by all Directors and executive officers as a group. Unless otherwise noted, the persons listed below have sole voting and investment power with respect to the shares reported.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP -- SHARES OF CAPITAL STOCK

                                                               Acquirable
Name of Person                                   Currently      Within 60                    Percent
or Group                                           Owned         Days(1)      Total(2)      of Class(2)
-------------------------------------------------------------------------------------------------------
Leonid V. Azaroff(3)                              11,352(4)(5)    3,151        14,503              *

Leonard M. Baker                                   2,546          3,017         5,563              *

Harry H. Birkenruth                               44,875        134,843       179,718           2.36

Walter E. Boomer                                   4,182         10,000        14,182              *

Edward L. Diefenthal                                 373            691         1,064              *

Mildred S. Dresselhaus                             9,482          2,749        12,231              *

Donald J. Harper                                   2,276(5)       3,151         5,427              *

Aarno A. Hassell                                  16,710         44,200        60,910              *

Gregory B. Howey                                   3,682          1,881         5,563              *

Leonard R. Jaskol                                  5,680          3,151         8,831              *

Bruce G. Kosa                                      7,471(4)      26,899        34,370              *

William E. Mitchell                                2,246          3,017         5,263              *

Robert M. Soffer                                   5,172         29,783        34,955              *

Robert D. Wachob                                  16,401(4)      57,750        74,151              *
Directors and Executive Officers
as a Group (17 persons)                          137,927        367,248       505,175           6.63

(1) Represents shares which may be acquired under stock options exercisable within the 60 days immediately following March 1, 1999.

(2) Represents the total number of currently owned shares and shares acquirable within 60 days. The percent of class represents the percent of such total to the number of outstanding shares of Capital Stock.

(3) Dr. Azaroff will be retiring as a Director at the 1999 Annual Meeting of Stockholders.

(4) Dr. Azaroff, Mr. Kosa and Mr. Wachob own, respectively, 400, 5,065 and 11,004 shares, included above, as to which investment and voting power is shared with others.

(5) Dr. Azaroff and Mr. Harper each deferred 718 shares of 1994 stock compensation, which is not included above. Mr. Harper also deferred 1,686 shares of stock compensation for 1995 through 1998, which are not included above.

*    Less than 1% of outstanding Capital Stock.

Beneficial Ownership of More Than Five Percent of the Corporation's Stock


                  The following table sets forth information regarding beneficial ownership of each person known to the Corporation to own more than 5% of the outstanding Capital Stock. The information in the table is based solely upon filings by each such person with the Securities and Exchange Commission on
Schedule 13G under the Securities Exchange Act of 1934, as amended. Unless otherwise noted, the beneficial owners have sole voting and investment power with respect to the shares listed below.

                                                                         Shares
Name and Address                                                     Beneficially     Percent of
of Beneficial Owner                                                      Owned          Class
-------------------                                                      -----          -----
Capital Research and Management Company(1)                               670,000           8.8
333 South Hope Street, Los Angeles, California 90071

Kalmar Investments Inc. (2)                                              408,998           5.4
Barley Mill House, 3701 Kennett Pike
Greenville, Delaware 19807

Lord, Abbett &Co.                                                      1,000,769          13.1
767 Fifth Avenue, New York, New York 10153

President and Fellows of Harvard College                                 409,362           5.4
c/o Harvard Management Company, Inc.
600 Atlantic Avenue, Boston, Massachusetts 02210

Westport Asset Management, Inc.(3)                                     1,088,000          14.3
253 Riverside Avenue, Westport, Connecticut 06880

(1) Capital Research and Management Company, a registered investment advisor, acts as investment advisor to various investment companies and in connection therewith exercises investment discretion with respect to the shares reported. Capital Research and Management Company does not have the power to direct the vote of such shares.

(2) Kalmar Investments Inc. has sole investment power with respect to the shares reported above.

(3) Westport Asset Management, Inc., a registered investment advisor, has sole voting and investment power with respect to 107,800 of the shares listed above, and has shared voting and investment power with respect to the other 980,200 shares. All shares are held in certain discretionary managed accounts, except for 107,800 shares which are owned by officers and stockholders of Westport Asset Management, Inc.

Board of Directors


                  MEETINGS; CERTAIN COMMITTEES

                  The Board of Directors of the Corporation, which held six meetings during 1998, has six regular committees, including an Audit Committee, a Compensation and Organization Committee and a Nominating and Governance Committee. All Directors attended more than 75 percent in the aggregate of the total number of meetings in 1998 of the Board and the committees on which each such Director served.

                  The Audit Committee held two meetings in 1998, and has among its functions, making recommendations with respect to the selection of the independent auditors of the Corporation, meeting with the independent auditors to review the scope, accuracy and results of the audit, and making inquiries as to the adequacy of the Corporation's accounting, financial and operating controls. Dr. Baker is chairperson of the Audit Committee, with Messrs. Birkenruth and Jaskol as members.

                  The Compensation and Organization Committee held three meetings in 1998, and has among its functions, reviewing the salary system to ensure external competitiveness and internal consistency, and reviewing incentive compensation plans to ensure that they continue to be effective incentive and reward systems. The Compensation and Organization Committee also determines the President's compensation and approves or disapproves the President's recommendations with respect to the compensation of executive officers who report to the President. Mr. Jaskol is chairperson of the Compensation and Organization Committee, with Messrs. Diefenthal and Harper as members.

                  The Nominating and Governance Committee held four meetings in 1998, and has among its functions, reviewing the qualifications of candidates for Director, nominating incumbent Directors for reelection, evaluating the performance of the President and at least yearly, conducting a review of the performance of the Board of Directors. Mr. Mitchell is chairperson of the Nominating and Governance Committee with Dr. Azaroff and Mr. Howey as members. The Nominating and Governance Committee will consider nominees recommended by stockholders if such recommendations are submitted in writing to the Clerk of the Corporation.


                  DIRECTORS' COMPENSATION

                  For 1998, each Director who was not an employee of the Corporation earned an annual retainer of $15,000, $1,200 for each Board meeting attended and $1,400 or $950 for each committee meeting attended, the amount varying by capacity as chairperson or as a member.

                  Pursuant to the 1998 Stock Incentive Plan, the retainer fee for non-employee Directors is paid semi-annually in shares of the Corporation's Capital Stock, with the number of shares of stock granted based on its then fair market value. Stock options also are granted to non-employee Directors twice a year. Each such semi-annual stock option grant is for 500 shares with an exercise price equal to the fair market value of a share of the Corporation's Capital Stock as of the date of grant. Such options are immediately exercisable and expire ten years from the date of grant.

                  Pursuant to the Corporation's Voluntary Deferred Compensation Plan for Non-Employee Directors, such individuals may defer all or a portion of their annual retainer and meeting fees, regardless of whether such amounts would have been paid in cash or in the Corporation's Capital Stock.

Executive Compensation



                  The tables, graph and narrative on pages 6 through 13 of this proxy statement set forth certain compensation information about the Corporation's Chief Executive Officer, its other four most highly compensated executive officers as of the end of the last completed fiscal year and one individual (Mr. Birkenruth) who was an executive officer for only the first half of 1998. The Corporation does not presently have any Long-Term Incentive Plans and did not reprice any stock options (as defined by the executive compensation reporting rules of the Securities and Exchange Commission). Therefore, no corresponding tables are provided.

SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                                               Compensation
                                               Annual Compensation                   Awards
                                        -------------------------------------  ------------
                                                                        Other         Stock            All
Name and                                                               Annual       Options          Other
Principal                                                             Compen-    (Number of        Compen-
Position                     Year        Salary       Bonus(1)      sation(2)       Shares)      sation(3)
--------                     ----        ------       --------      ---------       -------      ---------


Walter E. Boomer(4)          1998      $362,500        $             $    518        25,000        $17,507
President and Chief          1997       237,500        178,635            515        50,000         24,816
Executive Officer

Harry H. Birkenruth(5)       1998       342,238                        12,997           500         35,018
Retired Chairman of the      1997       347,683        520,030          4,710                       36,131
Board of Directors           1996       330,692        231,700          4,275        30,000         35,964

Robert D. Wachob             1998       216,951         38,655            313        10,900          9,347
Senior Vice President,       1997       192,954        158,589            273        15,000          6,170
Sales and Marketing          1996       170,692         85,000            107        12,000          5,531

Aarno A. Hassell             1998       155,790          8,729                        3,000         11,847
Vice President,              1997       156,020         54,135                        2,000         10,459
Market Development           1996       149,885         45,000                        3,000          9,703

Bruce G. Kosa                1998       144,930          7,527                        2,250          6,265
Vice President,              1997       129,320         89,485                        4,500          3,722
Technology                   1996       122,769         49,800                        4,000          3,000

Robert M. Soffer             1998       132,964          6,167                        2,500          4,000
Treasurer                    1997       120,652         74,590                        4,000          3,200
                             1996       114,000         51,650                        4,000          3,000


The footnotes for this table are on the next page.

(1) For 1998, Mr. Wachob earned a bonus pursuant to the Corporation's Annual Incentive Compensation Plan (the "Annual Incentive Plan") and the Long-Term Enhancement Plan for Senior Executives of Rogers Corporation (the "Enhancement Plan"). Each other named executive who received a bonus in 1998 earned that bonus pursuant to the Enhancement Plan. For 1997, all amounts include bonuses earned pursuant to the Annual Incentive Plan and the Enhancement Plan. For 1996, all amounts relate only to bonuses earned under the Annual Incentive Plan. The Enhancement Plan was adopted in 1997 to indirectly supplement the retirement benefit provided to senior management. Enhancement Plan payments are made in the Corporation's Capital Stock, except for those individuals who retired in 1998. They received cash payments. In general, the bonus under the Enhancement Plan is equal to 10% of the bonus earned under the Annual Incentive Plan except as increased by an "earnings credit" for bonuses earned before 1996. Payments in Capital Stock are based on an average closing price of the Capital Stock. In addition, certain individuals will receive, over time, retroactive payments for bonuses earned since 1993.

     The amounts paid in July of 1998 under the Enhancement Plan with respect to the retroactive payments for the 1993 bonuses are as follows (for each individual, the number of shares is followed by the dollar amount used to calculate the number of shares): Mr. Wachob - 458 shares/$14,961; Mr. Hassell - 276 shares/$8,989; Mr. Kosa - 238 shares/$7,766 and Mr. Soffer - 195 shares/$6,354. The 1997 amounts paid under the Enhancement Plan are as follows (for each individual, the number of shares is followed by the dollar amount used to calculate the number of shares and the year to which the Enhancement Plan payment relates): Mr. Boomer - 415 shares/$16,250/1997; Mr. Wachob - 348 shares/$13,628/1997 and 224
     shares/$8,500/1996;   Mr.   Hassell  -  115   shares/$4,500/1997   and  119
     shares/$4,500/1996;   Mr.   Kosa   -   196   shares/$7,674/1997   and   131
     shares/$4,980/1996   and  Mr.  Soffer  -  161  shares/$6,305/1997  and  136
     shares/$5,165/1996. The valuations in the table are, however, based upon the closing price of the Capital Stock on July 6, 1998 ($31.625) in the case of retroactive payments made for 1993, on February 26, 1998 ($38.88) in the case of payments made for 1997 and on February 24, 1998 ($39.19) in the case of payments made for 1996. Mr. Birkenruth, who retired in 1998, received the following cash payments which are shown as 1997 bonus amounts (dollar amounts followed by the year to which they relate): $34,800/1997; $23,170/1996; $36,895/1995; $28,066/1994 and $49,099/1993. If an employee participating in the Enhancement Plan transfers any shares of Capital Stock received thereunder, the employee will not be entitled to any future awards under the Enhancement Plan.

(2) Excludes perquisites and other personal benefits because the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the individual. All amounts shown reflect the reimbursement of taxes on non-qualified defined benefit pension plan accruals, except in 1998 for Mr. Birkenruth. See footnote 5 below.

(3) Amounts shown for 1998 include (i) the Corporation's matching contributions to the Rogers Employee Savings and Investment Plan, a 401(k) plan, of $4,000 for each individual; (ii) matching contributions under the Corporation's non-qualified deferred compensation plan for Messrs. Boomer, Birkenruth, Wachob and Kosa of $7,696; $10,389; $5,347 and $2,265,
     respectively; (iii) the Corporation's premium payment on an executive owned whole life insurance policy for Mr. Hassell was $1,741, and (iv) "above-market" interest earned on deferred compensation to the extent the rate of interest exceeds 120% of the applicable federal long-term rate, amounting to $20,629 and $6,106 for Messrs. Birkenruth and Hassell, respectively. Amounts for 1997 and 1996 include similar categories of compensation. For Mr. Boomer, the 1998 amount shown also includes $5,811 for relocation expenses for his move to Connecticut after he began employment. Mr. Boomer's 1997 amount also includes $18,869 for temporary living expenses while he was relocating to Connecticut after he commenced employment with the Corporation.

(4) Mr. Boomer joined the Corporation on March 31, 1997 as President and Chief Executive Officer.

(5) Mr. Birkenruth retired on June 30, 1998, but continued to work for the Corporation on a part-time basis earning $108,000 for such services. When he retired he was also paid for unused and accrued vacation time which amounted to $50,863. Such amounts are included in the 1998 salary shown. In the second half of 1998, Mr. Birkenruth served as a non-employee Director instead of as an employee Director. Therefore, in 1998, Mr. Birkenruth's Other Annual Compensation also includes $7,500 (the value of the 276 shares of the Corporation's Capital Stock for the semi-annual payment of the annual retainer) as well as Director meeting fees of $3,100. As a non-employee Director, he also received a 500 share stock option grant in December. See the DIRECTORS' COMPENSATION section on page 5 and the stock option grant table on page 8.

OPTION GRANTS IN LAST FISCAL YEAR
                                                  Individual Grants                     Potential Realizable
                                             % of Total                                   Value at Assumed
                             Number of         Options       Exercise                   Annual Rates of Stock
                             Securities      Granted to        Price                      Price Appreciation
                             Underlying     Employees in       Per       Expiration        For Option Terms(3)
Name                         Options(1)      Fiscal Year       Share(2)     Date            5%           10%
----                         ----------      -----------       --------     ----         --------      --------
Walter E. Boomer                25,000           16.8%        $24.00      10/22/08       $377,337      $956,245

Harry H. Birkenruth(4)             500            0.3          27.25      12/15/08          8,569        21,715

Robert D. Wachob                 7,500            5.0          24.00      10/22/08        113,201       286,874
                                 3,400            2.3          27.44      12/24/03         25,776        56,958

Aarno A. Hassell                 1,000            0.7          24.00      10/22/08         15,093        38,250
                                 2,000            1.3          27.44      12/24/03         15,162        33,505

Bruce G. Kosa                    2,250            1.5          24.00      10/22/08         33,960        86,062

Robert M. Soffer                 2,000            1.3          24.00      10/22/08         30,187        76,500
                                   500            0.3          28.66      12/29/03          3,959         8,749


(1) Mr. Boomer's stock option grant becomes exercisable as follows: 8,333 shares on 10/22/00; 4,169 shares on 10/22/01; 4,166 shares on 10/22/02;
     4,166 shares on 1/2/03 and 4,166 shares on 1/2/04. Mr. Wachob's stock option grant for 7,500 shares becomes exercisable as follows: 3,750 shares on 10/22/01 and 3,750 shares on 10/22/02. The other grants in the table that expire on 10/22/08 become exercisable in one-third increments on the second, third, and fourth anniversary dates of the grant. The stock option grants that expire in December of 2003 were issued pursuant to the Corporation's stock option reload program and become exercisable in one-half increments with the first half becoming exercisable one month after grant date and the other half becoming exercisable on January 2nd of the year following the year in which the first half of the grant becomes exercisable. The exercise schedules may change in the event of death, retirement or a change in control of the Corporation, in which case the stock options become immediately exercisable in full. All stock options may expire earlier than the date listed due to termination of employment, death, or retirement.

(2) The exercise price of all of these stock options was based on the fair market value of a share of the Corporation's Capital Stock as of the grant date.

(3) Potential realizable value is based on an assumption that the Corporation's stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the stock option term. THE HYPOTHETICAL FUTURE VALUES REFLECTED IN THIS TABLE REPRESENT ASSUMED RATES OF APPRECIATION ONLY; WHICH RATES ARE SET BY THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION. ACTUAL GAINS, IF ANY, ON STOCK OPTION EXERCISES AND STOCK HOLDINGS ARE DEPENDENT ON MANY FACTORS, INCLUDING BUT NOT LIMITED TO, THE FUTURE PERFORMANCE OF THE CORPORATION'S STOCK AND OVERALL STOCK MARKET CONDITIONS. THERE CAN BE NO ASSURANCE THAT THE AMOUNTS REFLECTED IN THIS TABLE WILL BE ACHIEVED.

(4) Mr. Birkenruth received the stock option listed in his capacity as a non-employee Director on December 15, 1998. The stock option is immediately exercisable. See the DIRECTORS' COMPENSATION section on page 5.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
     AND FISCAL YEAR-END OPTION VALUES
                                                                                               Value of Unexercised
                                Number of                                   Number of                  In-The-Money
                                  Shares                       Unexercised Options at                    Options at
                                 Acquired                             Fiscal Year-End            Fiscal Year-End(2)
                                     Upon      Value        -------------------------    --------------------------
Name                             Exercise    Realized(1)    Exercisable Unexercisable    Exercisable  Unexercisable
----                             --------    -----------    -------------------------    -----------  -------------

Walter E. Boomer                               $                               75,000     $                $204,925

Harry H. Birkenruth(3)             27,516        744,914        134,843                    1,629,614

Robert D. Wachob                    6,200        137,882         57,600        38,900        909,500        114,737

Aarno A. Hassell                    2,000         38,120         43,200         9,000        765,900         31,125

Bruce G. Kosa                       3,000         84,145         27,399        11,751        411,945         38,273

Robert M. Soffer                      500         10,140         30,033        11,167        507,044         35,283

(1) Defined as the difference between the fair market value of the Capital Stock and the exercise price of the stock option at time of exercise.

(2) Defined as the difference between the closing price of the Capital Stock at fiscal year-end and the exercise price of the stock option. A stock option is "in-the-money" if the fair market value of the underlying stock exceeds the exercise price of the stock option at the measurement date.

(3) During the first half of 1998, Mr. Birkenruth exercised stock options for 23,679 shares while Chairman of the Board of Directors (and an employee of the Corporation) and during the second half of the year he exercised a stock option for 3,837 shares while a non-employee Director.

                  RETIREMENT PLANS

                  The Pension Plan Table below reflects estimated annual benefits payable at age 65 ("normal retirement age") at various compensation levels and years of service pursuant to the Corporation's non-contributory defined benefit pension plans for domestic salaried employees.

ANNUAL PENSION BENEFITS(1)(2)
                                                      Years of Service
Final Average    -----------------------------------------------------------------------------------------
Earnings(3)      5 years    10 years   15 years    20 years    25 years   30 years    35 years    40 years
-----------      -------    --------   --------    --------    --------   --------    --------    --------
 $100,000        $ 7,790     $15,590    $23,380    $ 31,170    $ 38,970   $ 46,760    $ 49,100    $ 51,440
  125,000         10,090      20,170     30,260      40,340      50,430     60,510      63,540      66,560
  150,000         12,380      24,750     37,130      49,510      61,890     74,260      77,980      81,690
  175,000         14,670      29,340     44,010      58,670      73,340     88,010      92,410      96,810
  200,000         16,960      33,920     50,880      67,840      84,800    101,760     106,850     111,940
  225,000         19,250      38,500     57,760      77,010      96,260    115,510     121,290     127,060
  250,000         21,540      43,090     64,630      86,170     107,720    129,260     135,730     142,190
  275,000         23,840      47,670     71,510      95,340     119,180    143,010     150,160     157,310
  300,000         26,130      52,250     78,380     104,510     130,640    156,760     164,600     172,440
  325,000         28,420      56,840     85,260     113,670     142,090    170,510     179,040     187,560
  350,000         30,710      61,420     92,130     122,840     153,550    184,260     193,480     202,690
  375,000         33,000      66,000     99,010     132,010     165,010    198,010     207,910     217,810

(1) Benefits are calculated on a straight life annuity basis and such amounts are reduced by offsets for estimated applicable Social Security benefits.

(2) Federal law limits the amount of benefits payable under tax qualified plans, such as the Rogers Corporation Defined Benefit Pension Plan. The Corporation has adopted a non-qualified retirement plan for the payment of amounts to all plan participants who may be affected by such limitations. In general, the total pension benefit due an individual will be the same as that calculated under the Corporation's qualified pension plan as if such federal benefit limitations did not exist. Accordingly, the benefits shown have not been reduced by such limitations.

(3) Final average earnings is the average of the highest consecutive five of the last ten years' annual earnings as of June 1 of each year. Covered compensation includes only salary, and such amount in the Summary Compensation Table is substantially the amount covered for 1998 for the individuals named, except for Mr. Birkenruth. The five-year average earnings for such individuals (other than for Mr. Boomer) and their estimated years of credited service are: Mr. Birkenruth, $320,404 and 38 years (the amounts used to calculate his pension when he retired on June 30, 1998); Mr Wachob, $175,610 and 16 years; Mr. Hassell, $146,308 and 37 years; Mr. Kosa, $122,210 and 36 years and Mr. Soffer, $113,240 and 20 years. In the case of Mr. Boomer, earnings for calculating his pension would currently be based on an average annual salary of $341,250 and two years of service.

                  COMPENSATION AND ORGANIZATION COMMITTEE REPORT

                  This report is submitted by the Compensation and Organization Committee of the Corporation's Board of Directors (the "Committee"). This Committee report describes the components of the Corporation's executive officer compensation programs for 1998 and the basis on which compensation determinations were made with respect to the executive officers of the Corporation.

                  Compensation and Organization Committee Interlocks and Insider
                    Participation

                  The Corporation's executive compensation program is administered by the Compensation and Organization Committee of the Board of Directors, composed of three independent non-employee Directors who have no "interlocking" relationships as defined by the Securities and Exchange Commission. The Committee members are: Leonard R. Jaskol (Chairperson of the Committee), Edward L. Diefenthal, and Donald J. Harper.

                  Philosophy

                  The executive compensation philosophy is to align such compensation with the long-term success of the Corporation and increases in stockholder value, and to attract, retain, and reward executive officers whose contributions are critical to the long-term success of the Corporation. The guiding principles for compensation decisions are to:

                  o Provide a competitive total annual cash compensation package that targets the 50th percentile of a broad spectrum of manufacturing companies from a wide range of industries, to enable the Corporation to attract and retain executives. Key elements of the executive compensation program are base salary, the possibility of a bonus under the Annual Incentive Compensation Plan and the grant of stock options.

                  o Integrate compensation with the achievement of annual objectives and long-term goals.

                  o Reward officers for above average corporate performance, and individual initiative and achievement.

                  o Create long-term incentives that are consistent with the interests of stockholders, through stock option grants.

                  Base Salaries

                  The Committee establishes salary ranges for executives by reviewing positions with similar responsibilities in the marketplace from a broad spectrum of manufacturing companies in a wide range of industries through published national executive compensation survey data.

                  Salary adjustments are determined by considering merit increases generally being offered in the aforementioned marketplace, achievement of annual financial and other objectives by the Corporation and the business units or functions for which the executive officer is responsible, the overall performance of the executive officer, and any changes in the executive officer's responsibilities. None of these factors are assigned a specific weighted value. The Corporation allows the factors to change to adapt to various individual, business, economic, and marketplace conditions as they arise. The Committee is responsible for approving recommendations for salary increases made by the President for the officers who report to him.

                  Annual Bonuses

                  The Annual Incentive Compensation Plan has target bonuses of 50% of base salary for the President, and between 20% and 40% for the other executive officers, including the other Named Executive Officers. Subject to an overall corporate percentage of pre-tax profit limitation, actual bonuses may vary from 0% to 200% of the target bonuses depending on performance relative to plan. These amounts are determined by the performance of the Corporation (Net Income Per Share) and each division (Division Profit) versus the annual objectives. In general, the broader the responsibility of the executive, the larger the portion of his or her award which is based upon corporate, rather than divisional results; the corporate portion is 80% to 100% for the Named Executive Officers. For fiscal 1998, overall corporate performance did not exceed targeted levels and, as a result, none of the Named Executive Officers received bonuses except for Mr. Wachob who earned a bonus because of the financial performance of the two operating units that report to him.

                  In 1997, the Corporation conducted a number of studies and concluded that its retirement benefit for senior executives was not competitive. Therefore, the Long-Term Enhancement Plan For Senior Executives of Rogers Corporation was established to indirectly supplement the retirement benefits of such individuals. In general, enhancement payments are made in Capital Stock of the Corporation and are equal to 10% of the bonuses described in the preceding paragraph.

                  Stock Options

                  Each year, the Committee considers awards of stock options to key personnel. Stock options are the Corporation's long-term incentive vehicle. In recent years senior management personnel, including executive officers, have been granted stock options annually. Other selected personnel are granted options from time to time. The number of options awarded to an executive officer is based on the individual's level in the organization, salary, the same performance criteria used to determine salary adjustments, the number of shares granted in prior years and the total number of shares available for grants. The Corporation does not assign specific weights to these criteria. In October of 1998, senior management personnel with more than five years of service with the Corporation received stock option grants which were approximately half as large as the regular grants they received in recent years. This was due to an overall limitation imposed by the Committee on the number of stock options that should be outstanding at any one time. Such individuals could, however, participate in a stock option reload program if the individual owned a certain amount of the Corporation's Capital Stock. Options generally have an exercise price equal to at least the fair market value of the Corporation's Capital Stock as of the date of grant. Regular options have a ten-year life and vest in one-third increments on the second, third and fourth anniversary dates of the grant, while grants made pursuant to the reload program vest and expire over shorter periods of time. Termination of employment because of retirement, or for other reasons, may shorten the vesting schedule and expiration date.

                  In fiscal 1998, stock options for a total of 149,050 shares were granted to employees, of which 43,650 shares were granted to the Named Executive Officers (excluding Mr. Birkenruth) and 15,800 shares were granted to all other executive officers.

                  Chief Executive Officer Compensation

                  In 1998, Mr. Boomer received a salary increase of $32,500 (10%) early in the year. National survey data from a broad spectrum of manufacturing companies from a wide range of industries was considered, but the decision was weighted heavily by his previous salary level and his contributions to the Corporation's success. He also received a stock option for 25,000 shares of the Corporation's stock exercisable at $24.00 per share, the fair market value of the Corporation's Capital Stock as of the grant date. This grant was based on the aforementioned stock option criteria. Mr. Boomer earned no bonus for 1998 because the Corporation failed to achieve its bonus targets.

                  Compliance with Internal Revenue Code Section 162(m)

                  Section 162(m) of the Internal Revenue Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement and who are employed on the last day of the Corporation's taxable year to $1 million, unless certain requirements are met. The Committee has considered the impact of this tax code provision and has determined that there is little likelihood that the Corporation would pay any amounts in 1999 that would result in the loss of a Federal tax deduction under Section 162(m). Accordingly, the Committee has not recommended that any special actions be taken or any plans changed at this time.

                  Compensation and Organization Committee:
                                              Leonard R. Jaskol, Chairperson
                                              Edward L. Diefenthal, Member
                                              Donald J. Harper, Member

                  PERFORMANCE GRAPH

                  The following graph compares the cumulative total return on the Corporation's Capital Stock over the past five fiscal years with the cumulative total return on the Standard & Poor's Industrials Index (S&P Industrials) and the Hambrecht & Quist Total Return Technology Index (H&Q Technology). Cumulative total return is measured assuming an initial investment of $100 on January 2, 1994, and the reinvestment of dividends as of the end of the Corporation's fiscal years.



                  COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                 [GRAPHIC-GRAPH PLOTTED TO POINTS LISTED BELOW]

                  Fiscal Year Ends                1/2/94      1/1/95    12/31/95   12/29/96    12/28/97      1/3/99
                  ----------------                ------      ------    --------   --------    --------      ------
                  Rogers Corporation                $100        $190        $167       $207        $288        $229

                  S&P Industrials                    100         103         139        174         216         298

                  H&Q Technology                     100         120         180        226         250         407

                                                                              13

Other Arrangements and Payments



                  The Corporation's severance policy for regular, full-time salaried employees provides, in general, for continuation of salary payments, health insurance and certain other benefits for employees whose employment has been involuntarily terminated. The number of weeks of salary and benefits continuance is based on length of service. The policy may be amended, modified or terminated at any time by the Corporation, except in the case of the executive officers of the Corporation as of November 1991. Such officers may elect the benefits of either the policy in effect in November 1991, or the severance policy, if any, which may be in existence at the time each such individual's employment terminates. The right of executive officers to make such an election may be cancelled by the Corporation on three years' notice. Each of Messrs. Hassell, Soffer and Wachob would be entitled to 78 weeks of salary and benefit continuance upon termination of employment covered by the policy in effect in November 1991. In the case of Mr. Boomer, if employment is terminated by the Corporation, other than for cause, severance pay will equal one year of annual base salary including all employee benefits.

                  The Board of Directors determined that it would be in the best interests of the Corporation to ensure that the possibility of a change in control of the Corporation would not interfere with the continuing dedication of the Corporation's executive officers to their duties to the Corporation and its stockholders. Toward that purpose, the Corporation has agreements with all current elected officers of the Corporation, including the Named Executive Officers, which provide certain severance benefits to them in the event of a termination of their employment during a 36 month period following a Change in Control (as defined in the agreements). The initial term of each agreement is three years and the term is automatically extended for additional one-year periods each anniversary date of the agreement, unless either party objects to such extension. If within a 36 month period following a Change in Control, an executive's employment is terminated by the Corporation without cause (as defined in the agreements) or if such executive resigns in certain specified circumstances, then, provided the executive enters into a two-year non-competition agreement with the Corporation, the executive is generally entitled to the following severance benefits: (i) twice his annual base salary plus bonus; (ii) two years of additional pension benefits; and (iii) the continuation of health and life insurance plans and certain other benefits for up to two years. The agreements provide that severance and other benefits be reduced to an amount so that such benefits would not constitute so-called "excess parachute payments" under applicable provisions of the Internal Revenue Code of 1986.


Certain Relationships and Related Transactions



                  In 1998,  Beverly C. Hassell,  the spouse of Aarno A. Hassell,
Vice President, Market Development, provided consulting services to the Corporation during the initial part of the year and then in April became a full-time employee of the Corporation. Her compensation from the Corporation was $83,016.

Audit Matters

                  It is expected that Ernst & Young LLP, the Corporation's independent auditors selected as the independent auditors for the fiscal years ended January 3, 1999 and ending January 2, 2000, will be represented at the annual meeting, with an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

                  In addition to the audit of the 1998 financial statements, the Corporation engaged Ernst & Young LLP to perform certain other services, including assistance in connection with the implementation of a new accounting software system, income tax consultation and assistance in connection with corporate tax planning.


Section 16(a) Beneficial Ownership Reporting Compliance

                  Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's executive officers and Directors, and persons who own more than 10% of the Corporation's Capital Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission, the American Stock Exchange, Inc. and the Pacific Exchange, Inc. Executive officers, Directors and greater than 10% stockholders are required to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

                  Based solely on the Corporation's review of the copies of such Forms it has received and written representations from certain reporting persons that they were not required to file Form 5's for specified fiscal years, the Corporation believes that all of its executive officers and Directors complied with all Section 16(a) filing requirements applicable to them during the Corporation's fiscal year ended January 3, 1999.


Proposals of Stockholders

                  Proposals of stockholders intended to be presented at the 2000 Annual Meeting of Stockholders must be received by the Corporation on or before November 25, 1999, for inclusion in the Corporation's proxy statement and form of proxy. Proposals of stockholders received after February 8, 2000, will not be considered timely and may not be presented at the 2000 Annual Meeting of Stockholders.


Solicitation of Proxies

                  The cost of solicitation of proxies will be borne by the Corporation. In addition to solicitations by mail, officers and employees of the Corporation may solicit proxies personally and by telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxies and proxy soliciting materials to the beneficial owners of Capital Stock held of record by such persons, and the Corporation will, upon request, reimburse them for their reasonable expenses in doing so.

Rogers Corporation One Technology Drive / P.O. Box 188 / Rogers,
                                         Connecticut 06263-0188

             phone: 860.774.9605 website: http://www.rogers-corp.com

                                REVOCABLE PROXY
                               ROGERS CORPORATION

        [ X ] PLEASE MARK VOTE AS IN THIS EXAMPLE


                         ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 22, 1999

  The undersigned hereby appoints FRANK H. ROLAND and ROBERT M. SOFFER, and each of them, acting singly, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Rogers Corporation to be held on April 22, 1999 at 10:30 a.m. in the Boardroom on the 26th floor of Fleet National Bank, 777 Main Street, Hartford, Connecticut, and at any and all adjournments thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority upon such other business as may properly come before the meeting.

1. ELECTION OF DIRECTORS
   (except as marked to the contrary below):

                [   ] FOR      [   ] WITHHOLD      [   ] EXCEPT

   Leonard M. Baker, Harry H. Birkenruth, Walter E. Boomer,
   Edward L. Diefenthal, Mildred S. Dresselhaus, Donald J. Harper, Gregory B. Howey, Leonard R. Jaskol and William E. Mitchell.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "Except" and write that nominee's name in the space provided below.

--------------------------------------------------------------------------------


  THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED OR, WHERE NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS, AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

                         Please be sure to date and sign
                          this Proxy in the box below.



                    _________________________________________
                                      Date

                    _________________________________________
                             Stockholder sign above

                    _________________________________________
                          Co-holder (if any) sign above

    Detach above card, date, sign and mail in postage paid envelope provided.

                               ROGERS CORPORATION

Please sign exactly as your name(s) appear(s) on this proxy card. When signing in a representative capacity, please give full title.

                               PLEASE ACT PROMPTLY
                     DATE, SIGN & MAIL YOUR PROXY CARD TODAY

                                REVOCABLE PROXY                        R E S I P
                               ROGERS CORPORATION

        [ X ] PLEASE MARK VOTE AS IN THIS EXAMPLE


                         ANNUAL MEETING OF STOCKHOLDERS

                    APRIL 22, 1999

  The undersigned hereby appoints FRANK H. ROLAND and ROBERT M. SOFFER, and each of them, acting singly, as attorneys and proxies of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Rogers Corporation to be held on April 22, 1999 at 10:30 a.m. in the Boardroom on the 26th floor of Fleet National Bank, 777 Main Street, Hartford, Connecticut, and at any and all adjournments thereof. The proxies are authorized to vote all shares of stock in accordance with the following instructions and with discretionary authority upon such other business as may properly come before the meeting.

1. ELECTION OF DIRECTORS
   (except as marked to the contrary below):

                [   ] FOR      [   ] WITHHOLD      [   ] EXCEPT

   Leonard M. Baker, Harry H. Birkenruth, Walter E. Boomer,
   Edward L. Diefenthal, Mildred S. Dresselhaus, Donald J. Harper, Gregory B. Howey, Leonard R. Jaskol and William E. Mitchell.


INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark "Except" and write that nominee's name in the space provided below.



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  THIS PROXY,  IF PROPERLY  EXECUTED,  WILL BE VOTED AS  SPECIFIED  OR, WHERE NO
DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AS DIRECTORS, AND AT THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

                         Please be sure to date and sign
                          this Proxy in the box below.



                    _________________________________________
                                      Date

                    _________________________________________
                             Stockholder sign above

                    _________________________________________
                          Co-holder (if any) sign above

    Detach above card, date, sign and mail in postage paid envelope provided.

                               ROGERS CORPORATION

   This proxy is evidence of your ownership of Rogers Corporation Capital Stock through the Rogers Employee Savings and Investment Plan (RESIP) held by the Trustee, CG Trust.

   As a stockholder, you are entitled to vote at this year's Annual Meeting of Stockholders and are encouraged to do so by signing and returning the enclosed proxy as soon as possible.


                               PLEASE ACT PROMPTLY
                     DATE, SIGN & MAIL YOUR PROXY CARD TODAY